Callidus Software Reports Third Quarter 2007 Results

Q3 Revenues $25.4 Million; Up 46% Year Over Year

Record Q3 On-Demand ACV Bookings; Up Over 270% Year Over Year

SAN JOSE, CA -- 10/25/2007 -- Callidus Software Inc. (NASDAQ: CALD), the leading provider of Sales Performance Management (SPM) software and services, today announced financial results for the third quarter ended September 30, 2007.

Total third quarter revenues were up 46% to $25.4 million, compared to the same quarter last year. Third quarter license revenues were up 7% to $6.2 million and third quarter services, maintenance and on-demand revenues were up 65% to $19.2 million, in each case, compared to the third quarter of 2006. In addition, the net new Annual Contract Value (ACV) of on-demand bookings in the quarter was up over 270% to $2.6 million, compared to the same quarter last year.

Third quarter net loss was $3.4 million, or ($0.12) per share, and included $1.2 million of stock-based compensation expense. This compares to a net loss of $2.5 million, or ($0.09) per share, for the third quarter of 2006, which included $1.1 million of stock-based compensation expense.

Cash and investments totaled $50.2 million at September 30, 2007, a decrease of $2.7 million from December 31, 2006.

"This is our fourth consecutive quarter with year over year revenue growth of 40% or more. In addition to this revenue growth, we achieved a record level of on-demand bookings in the quarter and added over 11,500 on-demand payees. This roughly doubles the total number of payees signed-up for the on-demand service compared to the end of the second quarter of 2007. We now have nearly 23,000 payees signed-up for Callidus OnDemand. Perpetual license revenues were seasonally light and results were disappointing in Europe and Asia Pacific. We expect to see improved growth in perpetual license revenues in the fourth quarter. Our operating expenses were lower than planned and we saw some improvement in our services gross margin as expected," said Robert Youngjohns, president and CEO at Callidus Software.

"I am pleased at the speed with which we were able to innovate and meet the growing demand for Software as a Service (SaaS). In less than two years since launching our on-demand offering we now believe we are the clear leader in the on-demand SPM space. Our on-demand customers range from 100 payees to over a thousand payees and span many industries and countries. Our ability to offer our market leading solutions on-premise, on-demand, or as a managed service sets us apart and is an important differentiator in serving customers," Youngjohns concluded.

Recent Business Highlights

--  Callidus signed up over 11,500 payees to its on-demand service in the third quarter doubling the number of payees compared to the end of the second quarter of 2007.  Callidus now has nearly 23,000 payees signed-up for its hosted on-demand service.
--  Callidus was one of only three vendors to receive a "Positive" rating from Gartner, Inc., the highest rating given in the firm's MarketScope for
    Sales Incentive Compensation Management Software, 2007.  In the report,
    Gartner evaluated eleven sales incentive compensation management vendors.
--  Callidus made its first appearance at the Salesforce.com 2007
    Dreamforce conference as a Gold Sponsor.  Robert Youngjohns led a breakout session at the conference on SPM.  In the second quarter, Callidus announced the availability of TrueComp® Suite for AppExchange. Customers now can get a single view of their Callidus sales incentive and performance management applications through the salesforce.com user interface.
    TrueComp® Suite for AppExchange is the first and only SPM solution available both on-demand and on-premise that integrates with
    Salesforce.com.
--  Callidus continued its progress in the health care insurance market, adding one of the nation's largest publicly traded health benefits companies as a customer in the third quarter.  Callidus now claims 4 of the top 5 health care insurance companies in the United States as customers.

Q4 2007 Financial Outlook

--  Total revenues for the fourth quarter of 2007 are expected to be between $28.0 million and $30.0 million.  This would represent a 16% to 25%
    increase compared to fourth quarter 2006 revenues of $24.1 million.
--  Operating expenses, including stock-based compensation of approximately $1.0 million, are expected to be between $16.5 million and
    $17.5 million as compared to $14.9 million in the third quarter of 2007.

Conference Call

A conference call to discuss the third quarter results and outlook is scheduled for today at 1:30 p.m. Pacific Daylight Time (PDT). The conference call will be available via live-webcast at the Investor Relations section of Callidus' website at www.callidussoftware.com. To participate in the call by telephone, the dial-in number is 866-770-7125 (international +1-617-213-8066), passcode 48356620.

A webcast replay and telephone playback of the conference call will be available after 3:30 p.m. PDT today through November 1, 2007. The webcast replay will be available at the Investor Relations section of Callidus' website under Calendar of Events. The telephone replay will be available by calling 888-286-8010 (international: +1-617-801-6888), passcode 26316911.

About Callidus Software®

Callidus Software (www.callidussoftware.com) (NASDAQ: CALD) is a leading provider of on-premise and on-demand Sales Performance Management (SPM) solutions to global companies across a broad range of industries. Our software allows innovative enterprises of all sizes to strategically manage incentive compensation, set quota targets, administer producers, and align territories, resulting in improved sales and distribution performance. Over 1.7 million salespeople, brokers, and channel representatives have their sales performance managed by Callidus Software's products.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including expected growth in perpetual license revenues and estimates of fourth quarter 2007 total revenues, operating expenses and stock-based compensation expense, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding the new and rapidly evolving SPM market, customer cancellations or non-renewal of software maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our hosted on-demand offering, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K and its Form 10-Q for the second quarter ended June 30, 2007, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

© 1998-2007 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAllocation, TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueConnection, TrueFoundation, TrueInformation, TrueMBO, TruePerformance, TruePerformance Index, TruePerformance Indicator, TrueProducer, TrueQuota, TrueReferral, TrueResolution, and TrueService+ are trademarks, servicemarks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                          CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except for per share data)
                                (unaudited)

                                    Three months          Nine months
                                       ended                 ended
                                    September 30,         September 30,
                                ---------  ---------  ---------  ---------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------

Revenues:
  License revenues              $   6,200  $   5,776  $  21,869  $  18,669
  Services, maintenance and
   on-demand revenues              19,170     11,649     54,883     33,377
                                ---------  ---------  ---------  ---------

    Total revenues                 25,370     17,425     76,752     52,046

Cost of revenues:
  License revenues                    191        105        646        389
  Services, maintenance and
   on-demand revenues (1)          14,238      8,205     41,474     24,570
                                ---------  ---------  ---------  ---------

    Total cost of revenues         14,429      8,310     42,120     24,959
                                ---------  ---------  ---------  ---------

Gross profit                       10,941      9,115     34,632     27,087

Operating expenses:
  Sales and marketing (1)           7,293      5,570     23,156     17,929
  Research and development (1)      3,688      3,612     11,781     10,832

  General and administrative (1)    3,951      3,195     11,372      9,274
                                ---------  ---------  ---------  ---------

    Total operating expenses       14,932     12,377     46,309     38,035
                                ---------  ---------  ---------  ---------

Operating loss                     (3,991)    (3,262)   (11,677)   (10,948)

Interest and other income, net        657        754      2,239      1,997
                                ---------  ---------  ---------  ---------

Income (loss) before provision
 for income taxes                  (3,334)    (2,508)    (9,438)    (8,951)

Provision (benefit) for income
 taxes                                 36          -        144          -
                                ---------  ---------  ---------  ---------

Income (loss) before cumulative
 effect of a change in accounting
 principle                         (3,370)    (2,508)    (9,582)    (8,951)

Cumulative effect of a change
 in accounting principle                -          -          -        128
                                ---------  ---------  ---------  ---------

Net Income (loss)               $  (3,370) $  (2,508) $  (9,582) $  (8,823)
                                =========  =========  =========  =========

Basic net income (loss) per
 share                          $   (0.12) $   (0.09) $   (0.33) $   (0.32)
                                =========  =========  =========  =========
Diluted net income (loss) per
 share                          $   (0.12) $   (0.09) $   (0.33) $   (0.32)
                                =========  =========  =========  =========

Shares used in basic per share
 computation                       29,175     27,888     28,901     27,500
                                =========  =========  =========  =========
Shares used in diluted per
 share computation                 29,175     27,888     28,901     27,500
                                =========  =========  =========  =========

(1) Stock-based compensation included in amounts above by category:

  Cost of Services, maintenance
   and on-demand revenues       $     288  $     250  $     809  $     760
  Sales and marketing                 333        264        874        794
  Research and development            205        217        737        682
  General and administrative          379        335      1,529      1,429
                                ---------  ---------  ---------  ---------
    Total stock-based
     compensation               $   1,205  $   1,066  $   3,949  $   3,665
                                =========  =========  =========  =========

                          CALLIDUS SOFTWARE INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)
                                (unaudited)

                                              September 30,  December 31,
Assets                                             2007           2006
                                              -------------  -------------
Current assets:
  Cash and cash equivalents                   $      13,286  $      12,082
  Short-term investments                             36,935         40,857
  Accounts receivable, net                           26,090         23,064
  Prepaid and other current assets                    3,118          3,939
                                              -------------  -------------

        Total current assets                         79,429         79,942

Property and equipment, net                           4,456          4,086
Deposits and other assets                             4,533          1,166
                                              -------------  -------------

        Total assets                          $      88,418  $      85,194
                                              =============  =============

Liabilities and Stockholders’ Equity

Current liabilities:
  Accounts payable                            $       4,044  $         899
  Accrued payroll and related expenses                5,936          6,647
  Accrued expenses                                    7,590          3,721
  Deferred revenue                                   13,222         13,726
                                              -------------  -------------

        Total current liabilities                    30,792         24,993

Long-term deferred revenue                            1,208          1,578
Other liabilities                                     1,250          1,243
                                              -------------  -------------

        Total liabilities                            33,250         27,814
                                              -------------  -------------

Stockholders’ equity
  Common stock                                           29             28
  Additional paid-in capital                        201,006        193,499
  Accumulated other comprehensive income                421            408
  Accumulated deficit                              (146,288)      (136,555)
                                              -------------  -------------

        Total stockholders’ equity                   55,168         57,380
                                              -------------  -------------

        Total liabilities and stockholders’
         equity                               $      88,418  $      85,194
                                              =============  =============

Investor Relations Contact:
Jon Pexton
408-808-6577
ir@callidussoftware.com

Press Contact:
Jock Breitwieser
408-975-6683
pr@callidussoftware.com